Exhibit 10.2
Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) if disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with “[***]” to indicate where omissions have been made.
EXHIBIT F-6
FORM OF CONTRACTOR GUARANTEE
This GUARANTY, dated as of January 30, 2026 (this “Guaranty”), is made by WORLEY LIMITED, a company limited by shares incorporated in Australia (“Guarantor”), for the benefit of VENTURE GLOBAL CP2 LNG, LLC, a Delaware Limited Liability Company (the “Beneficiary”). The Guarantor and Beneficiary are referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the execution and delivery of this Guaranty is required pursuant to Section 9.3 of that certain Engineering, Procurement and Construction Agreement (as may be amended, modified or supplemented from time to time, the “Agreement”), dated as of the date hereof, by and between Worley Field Services Inc., a Texas corporation (“Obligor”) and Beneficiary;
WHEREAS, this Guaranty is entered into by the Guarantor as an inducement for Beneficiary to enter into and consummate the transactions contemplated by the Agreement; and
WHEREAS, Guarantor will derive substantial benefit from the consummation of the transactions contemplated by the Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Beneficiary agree as follows:
Article 1
DEFINITIONS AND CONSTRUCTION
1.1Definitions. All capitalized terms used but not defined herein shall have the meanings set forth for such terms in the Agreement.
Article 2
GUARANTY
2.1Guaranty. Guarantor hereby irrevocably, absolutely, fully and unconditionally guarantees to Beneficiary and its successors and assigns the timely and complete payment and performance when and as due (whether at the stated due date, by acceleration or otherwise) of all obligations of Obligor arising under the Agreement (the “Guaranteed Obligations”), subject to the limitations and rights of Obligor set forth in the Agreement.
2.2No Release or Discharge. This Guaranty is a direct and primary obligation of Guarantor and shall be an irrevocable, unconditional, absolute and continuing guaranty, irrespective of the following potential defenses:
2.2.1any invalidity, voidability or unenforceability of, or defect or deficiency applicable to Obligor in respect of, the Agreement or any other documents executed in connection with the Agreement based on Obligor’s lack of corporate power and authority to enter into the Agreement or such other documents or the failure of the Agreement or such other documents to be duly authorized and executed by Obligor and its signatories;
2.2.2any postponement or extension of the date on which any payment must be made pursuant to the Agreement or postponement or extension of the date on which any act must be performed by Obligor thereunder, provided that any such postponement or extension shall be deemed to apply to the Guarantor’s obligations hereunder in the same way that it applies to Obligor’s obligations under the Agreement;
2.2.3whether or not Guarantor received direct notice of or consented to any modification, amendment, supplement, renewal or waiver of the Agreement or any of the terms or conditions of the Agreement, including under a Change Order, provided that the Guaranteed Obligations shall not be greater than the obligations of Obligor under the Agreement, as the Agreement may be so modified, amended, supplemented, renewed or waived without Guarantor’s consent;
2.2.4any failure, omission or delay on the part of Beneficiary or any other Person to confirm or comply with any of the terms or conditions of the Agreement or any other documents executed in connection with the Agreement;
2.2.5except as to applicable statutes of limitation or other contractual period of limitation, the failure, omission, delay, or refusal by Beneficiary to exercise against Obligor, in whole or in part, any right or remedy held by Beneficiary with respect to the Agreement;
2.2.6any legal disability of Guarantor, or any release or discharge of Guarantor by a bankruptcy court;
2.2.7any stay applicable to any enforcement of the Guaranteed Obligations against Obligor;
2.2.8any rights of subrogation, reimbursement, indemnity or contribution that Guarantor or Beneficiary may have against Obligor;
2.2.9any lack of knowledge by Guarantor as to the condition (including financial) of Obligor, since Guarantor shall be responsible for obtaining its own knowledge of such condition;
2.2.10any election of remedies by Beneficiary, even if such election of remedies impairs or destroys Guarantor’s right of subrogation against Obligor;
2.2.11any merger, consolidation, termination of or change in corporate existence, structure or ownership of Obligor or Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Obligor or its assets; or

2.2.12subject to the defenses available to Guarantor pursuant to Section 2.6.2, any other occurrence or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might otherwise limit recourse against Guarantor all without notice to or further assent by Guarantor, who shall remain bound by this Guaranty, which shall remain in full force and effect until all of the Guaranteed Obligations have been paid in full or otherwise extinguished.
No action which Beneficiary shall take or fail to take in connection with the Guaranteed Obligations, nor any course of dealing with Obligor or any other person, shall release Guarantor’s obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Beneficiary. This Guaranty is in no way conditioned or contingent upon any attempt to collect from or enforce performance or payment by Obligor or upon any other event, contingency or circumstance whatsoever. Beneficiary shall not be obligated to take any action, obtain any judgment or file any claim prior to enforcing this Guarantee. Beneficiary shall not be obligated to file any claim relating to the Obligations in the event that Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Beneficiary to so file shall not affect Guarantor’s obligations hereunder.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations are annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Beneficiary upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Obligor or any other guarantor, or upon or as a result of the appointment of a receiver or conservator of, or trustee for Obligor or any other guarantor or any substantial part of its property or otherwise, all as though such payment or payments had not been made.
2.3Waiver of Rights. Subject to the limitations expressly set forth in this Guaranty, Guarantor understands and agrees that the guaranty contained in Section 2.1 shall be a continuing guaranty. Guarantor hereby expressly waives:
2.3.1notice of acceptance of this Guaranty, of the creation or existence of any of the Guaranteed Obligations, of any of the matters described in Section 2.2 and of any action by Beneficiary in reliance hereon or in connection herewith;
2.3.2notice of the entry into the Agreement between Obligor and Beneficiary and of any amendments, supplements or modifications thereto; or any waiver of consent under the Agreement, including waivers of the payment and performance of the obligations thereunder;
2.3.3notice of any increase, reduction or rearrangement of Obligor’s obligations under the Agreement or any extension of time for the payment of any sums due and payable to Beneficiary under the Agreement;
2.3.4presentment, demand for payment, notice of acceptance, notice of dishonor or nonpayment, protest and notice of protest or any other notice with respect to the Guaranteed Obligations; and
2.3.5any requirement that suit be brought against, or any other remedy or action by Beneficiary be taken against, or any notice of default or other notice be given to, or any demand be made on Obligor or any other person, or that any other action be taken or not taken as a condition to Guarantor’s liability for the Guaranteed Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor.
2.4No Subrogation. Guarantor will not exercise and irrevocably agrees to waive any rights against Obligor which it may acquire by way of subrogation, reimbursement, exoneration, contribution or indemnification in connection with this Guarantee by any payment made hereunder or otherwise, until all Guaranteed Obligations shall have been fully and indefeasibly paid and performed. If (a) Guarantor makes payment to Beneficiary of all or any part of the Guaranteed Obligations and (b) all of the then outstanding Guaranteed Obligations shall have been paid in full, Beneficiary shall, at Guarantor’s request, execute and deliver to Guarantor documents to evidence the transfer by subrogation to Guarantor of any interest in the Guaranteed Obligations resulting from such payment by Guarantor. If any amount shall be paid to Guarantor on account of such subrogation, contribution, reimbursement or indemnity rights at any time when all of the Guaranteed Obligations and all amounts owing hereunder shall not have been performed and paid in full, such amount shall be held by Guarantor in trust for Beneficiary, segregated from other funds of Guarantor, and shall, forthwith upon receipt by Guarantor, be turned over to Beneficiary in the exact form received by Guarantor (duly endorsed by Guarantor to Beneficiary, if required), to be applied against the Guaranteed Obligations, whether or not matured, in such order as Beneficiary may determine.
2.5Demand and Payment. Beneficiary may provide written notice to Guarantor pursuant to Section 4.1 at any time if Obligor fails to punctually pay or perform any of the Guaranteed Obligations. There are no other requirements of notice, presentment or demand. Guarantor shall pay, or cause to be paid, such Guaranteed Obligations within ten (10) Business Days of receipt of such notice, unless, within such period, the default giving rise to such notice has been remedied. If Beneficiary is prevented from making a demand on Guarantor as a result of any applicable law, any injunction, order or other action of any court or other governmental authority or any stay, moratorium or other action in any bankruptcy, insolvency or other similar proceeding, Guarantor shall not be excused from paying and performing its obligations under this Guarantee as and when due. All payments by Guarantor hereunder shall be paid without setoff or deduction in U.S. dollars in immediately available funds to such accounts as may be designated by Beneficiary from time to time. Guarantor agrees to pay on demand all fees and out of pocket expenses (including the reasonable fees and expenses of Beneficiary’s counsel) in any way relating to the enforcement or protection of the rights of Beneficiary hereunder. Any amount due and payable hereunder shall, if not paid when due, accrue interest at the Late Payment Rate from the date such payment was due until the date such payment is made in full.
2.6Primary Liability of Guarantor; Guarantor’s Defenses.
2.6.1Guarantor agrees that Beneficiary may enforce this Guaranty without the necessity at any time of resorting to or exhausting any other security or collateral, or exercising or exhausting any other remedies against Obligor. This is a guaranty of payment and performance when and as due and not merely of collection.
2.6.2Notwithstanding anything to the contrary stated herein or in the Agreement or any documents related thereto, Guarantor’s undertakings and obligations hereunder with respect to the Agreement are derivative of and not in excess of the Obligor’s obligations under the Agreement and Guarantor may assert as a defense, right of set-off or counterclaim to its obligations hereunder any defense, right of set-off or counterclaim that Obligor may have to such Guaranteed Obligations under the Agreement or otherwise, even if Obligor fails to raise the same, except (i) a defense based on the discharge of the Guaranteed Obligations as to Obligor in a bankruptcy or insolvency proceeding or (ii) other defenses expressly waived hereunder.

2.7Continuing Guaranty. Guarantor’s obligations under Section 2.1 of this Guaranty shall continue in force and effect until the Guaranteed Obligations have been fully performed or otherwise extinguished under the Agreement, at which time this Guaranty and all of Guarantor’s obligations hereunder shall terminate and expire. Guarantor agrees that any judgment between Obligor and Beneficiary under the Agreement (whether in contested litigation or arbitration or otherwise) shall be conclusive and binding on Guarantor for the purposes of determining Guarantor’s obligations under this Guaranty.
2.8Guarantor Financial Statements. As soon as available, but in any event no later than one-hundred twenty (120) Days after the end of each applicable six (6)-month period, Guarantor shall make available to Beneficiary a copy of the audited consolidated balance sheets at the end of each such period as well as the related consolidated statements of income, retained earnings, and cash flows for such period. All financial statements delivered pursuant to this Section 2.8 shall be complete and correct in all material respects and shall be prepared in accordance with A-IFRS applied consistently throughout the periods reflected therein.
If the Guarantor makes the foregoing financial statements publicly available on its website or through filings pursuant to applicable securities laws, then the requirements of this Section 2.8 shall be deemed met by the Guarantor making such financial statements publicly available in accordance with the requirements of applicable securities laws or, otherwise, in accordance with its customary practice.
Article 3
REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of Guarantor. Guarantor represents and warrants as follows:
3.1.1It is a company limited by shares, duly incorporated, validly existing and in good standing under the laws of Australia.
3.1.2It has all requisite power and authority to execute and deliver this Guaranty and to perform all obligations to be performed by it hereunder. The execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on its part. This Guaranty has been duly and validly executed and delivered by it and this Guaranty constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms.
3.1.3The execution and delivery of this Guaranty by it and the performance of its obligations hereunder by it do not and shall not: (i) violate any Applicable Law or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority or any other Person, except as otherwise obtained prior to the date hereof, (ii) violate any of its organizational documents or (iii) breach or conflict with any material contract to which it is a party or by which it may be bound, result in the termination of any such material contract, result in the creation of any lien upon any of its assets or constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a lien upon any of its assets.
Article 4
MISCELLANEOUS

4.1Notices. All notices and other communications required or permitted to be given by any provision of this Guaranty shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other parties:
If to Guarantor, at:
[***]
If to Beneficiary, at:
[***]
All notices and other communications given in accordance with the provisions of this Guaranty shall be deemed to have been given and received: (i) when delivered, if delivered by hand or transmitted by facsimile (with acknowledgment received); (ii) five (5) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested; or (iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.
4.2Assignment. This Guaranty shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign (by contract, stock sale, operation of law or otherwise) either this Guaranty or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however that Beneficiary may assign this Agreement, without the consent of Guarantor (but with written notice to Guarantor) in connection with (i) an assignment of the Agreement by Beneficiary permitted under the Agreement or (ii) a collateral assignment of this Guaranty by Beneficiary to any Lender.
4.3Rights of Third Parties. Nothing expressed or implied in this Guaranty is intended or shall be construed to confer upon or give any Person, other than Beneficiary, any right or remedies under or by reason of this Guaranty.
4.4Entire Agreement. This Guaranty constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, negotiations, agreements, or representations between the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof.
4.5Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
4.6Amendments. This Guaranty may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement executed by Guarantor and Beneficiary which makes reference to this Guaranty.
4.7Severability. If any provision of this Guaranty or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this

Guaranty, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties shall negotiate in good faith to modify this Guaranty so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
4.8Financing. Guarantor acknowledges that Beneficiary intends to obtain financing, and Guarantor agrees to cooperate with Beneficiary and the Lenders in connection with such financing, including, but not limited to, entering into a Consent and Agreement with the Lenders, in a form substantially similar to Exhibit F-5 to the Agreement.
4.9Governing Law; Jurisdiction.
4.9.1This Guaranty and all claims arising out of or relating to this Guaranty and the transactions contemplated hereby shall be governed by the laws of the State of New York, without regard to the conflicts of law principles that would result in the application of the laws of any other jurisdiction.
4.9.2Each Party (a) irrevocably submits to the exclusive jurisdiction of any federal court or state court sitting in the Southern District of New York in any dispute, claim or controversy arising under or relating to this Guaranty, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of inconvenient forum and (d) consents to the service of process by mail in accordance with the notice provisions of this Guaranty.
4.9.3Each Party waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Guaranty and any document executed in connection herewith.
[signature page follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by Guarantor as of the date first above written.
GUARANTOR

WORLEY LIMITED

By: /s/ Robert Christopher Ashton
Name: Robert Christopher Ashton
Title: Chief Executive Officer

WORLEY LIMITED

By: /s/ Nuala Maria O’Leary
Name: Nuala Maria O’Leary
Title: Company Secretary

BENEFICIARY

VENTURE GLOBAL CP2 LNG, LLC

By: /s/ Keith Larson
Name: Keith Larson
Title: Secretary

[Signature Page – Guaranty]